Exhibit 3.54

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERSHIP OF “WELLS REIT II – MACARTHUR RIDGE I, L.P.”, FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER, A.D. 2005, AT 3:15 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
4055047 8100	AUTHENTICATION:	4271387
050896205	DATE:	11-02-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:14 PM 11/02/2005
FILED 03:15 PM 11/02/2005
SRV 050896205 - 4055047 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

WELLS REIT II - MACARTHUR RIDGE I, L.P.

This Certificate of limited Partnership (this “Certificate”) has been executed in connection with the formation of a limited partnership (the “Partnership”) pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”). The General Partner of the Partnership certifies that:

1.        NAME: The name of the Partnership is Wells REIT II - MacArthur Ridge I, L.P.

2.        GENERAL PARTNER: The name and the business address of the general partner of the partnership is:

WELLS REIT II – MACARTHUR RIDGE I, LLC
6200 The Corners Parkway
Norcross, GA 30092

3.      REGISTERED OFFICE AND REGISTERED AGENT: The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned General Partner has caused this Certificate to be executed to be effective upon filing.

GENERAL PARTNER

WELLS REIT II - MACARTHUR RIDGE I, LLC, a Delaware limited liability company

By:	WELLS OPERATING PARTNERSHIP II , L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

By:
		Name:	Randy Fretz
		Title:	Senior Vice President